PRESS RELEASE – FOR IMMEDIATE RELEASE

June 25, 2009

DR. HEINER DREISMANN, FORMER CEO OF ROCHE MOLECULAR SYSTEMS AND DIAGNOSTICS VETERAN, JOINS SHRINK NANOTECHNOLOGIES BOARD OF DIRECTORS

Dr. Dreismann To Also Serve On The Shrink Business Advisory Board; Assist Shrink In Seeking Development Partners For Shrink’s Diagnostics Technologies

Carlsbad, California – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN – News), an innovative platform nanotechnology company developing technologies for a number of diverse fields ranging from medical diagnostics to solar cell concentrators announced that Heiner Dreismann, Ph.D., has joined the company’s Board of Directors and will chair Shrink’s Business Advisory Board.  Dr. Dreismann is the former Chief Executive Officer of Roche Molecular Diagnostics (Roche), a division of F. Hoffmann-La Roche Ltd.

Shrink CEO Mark L. Baum commented, “Dr. Dreismann is one of the top industry experts in the field of molecular and medical diagnostics.  He has a proven track-record of leadership in the development, commercialization and adoption of diagnostics, and brings valuable real-world experience as we begin integrating our breakthrough metal-enhanced fluorescence technologies into diagnostics and other life sciences products that can make a difference in people’s lives.  Dr. Dreismann, thoughout his impressive career and consistent successful track record, has developed numerous domestic and international industry contacts which we believe will open doors for our company.  We are very pleased to welcome Dr. Dreismann to Shrink and look forward to his active participation and contribution to our success.”

Dr. Dreismann added, “After having met with Dr. Khine and the Shrink principals, I am pleased to be part of the team that has developed a very promising platform technology that will bring true innovation to various applications in in-vitro diagnostics, such as heterogeneous immunoassays, point of care products and molecular diagnostics.  It is my intent to be an active member of the Board, and intend to bring the wealth of my experience and contacts, which I believe can create real opportunities for our business as we develop products and seek licensing partners for our technologies.”

Roche pioneered the clinical implementation of molecular diagnostics. While at Roche, Dr. Dreismann led the introduction in Europe of the company’s PCR (polymerase chain reaction) and, now industry-standard, real-time PCR-based tests.  PCR is a Nobel-prize winning technology which has been recognized as one of the most important scientific developments of our generation.  PCR allows scientists to copy a single segment of DNA billions of times, making it possible to take a specimen, copy its genetic sequence, and, within hours, generate a test sample sufficient to perform a detailed analysis of a specific genetic question.

Under Dr. Dreismann’s leadership as Chief Executive Officer, leading a team of more than 1,500 professionals, Roche evolved into one of the world’s leading molecular diagnostics companies with annual sales to over US $1.2 billion and the significant expansion of their portfolio of diagnostic tests and hardware. Prior to his appointment as Chief Executive Officer, Dr. Dreismann held other senior positions within Roche in the areas of Global Business Development, Business Unit Manager for PCR and Microbiology, as well as R&D positions in microbiology and infectious diseases and in manufacturing.

Dr. Dreismann holds a Masters Degree in Biology and a Ph.D. in Microbiology/Molecular Biology from Westfaelische Wilhelms University in Muenster, Germany.

About Shrink Nanotechnologies, Inc.

Shrink brings together leading scientists, business advisors and an executive team that is dedicated to bringing its technology to the commercial marketplace.  Shrink solutions, including its substrates, devices and research tools are being designed to not only mechanically effective in the solar energy, environmental detection, stem cell and biotechnology markets, they are also being made from biodegradable materials, including corn-based plastics.  Shrink has created the Shrink Chip Manufacturing Solution™ which utilizes the unique characteristics of Shrink Chips™.  Made from a shrinkable thermo-plastic material, Shrink Chips™ enable complex structures to be designed at the macro-scale, while retaining the original designs on a much smaller scale.  This flexible and elegant design and fabrication solution reduces costs by eliminating the need for expensive clean room equipment, vastly improving time-to-market for products in Shrink’s focused market segments.

More information about Shrink may be found at www.ShrinkNano.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the markets for and uses of products described in this press release and other technologies which Shrink Nanotechnologies, Inc. seeks to commercialize.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including unanticipated delays in the completion of the commercialization of Shrink Nanotechnologies, Inc.’s products and the market appetite for Shrink’s services. Specifically, no assurance can be made that Dr. Dreismann, alone or in conjunction with any relationship he has, will be able to yield any strategic relationship for Shrink.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Shrink Nanotechnologies, Inc.
Mark L. Baum, Esq., 760-804-8844 x205
mark@shrinknano.com